Exhibit 99

DARABiosciences, Inc. announces it is indefinitely suspending its public unit offering

July 1, 2010, Raleigh, North Carolina – DARA BioSciences, Inc. (Nasdaq:DARA) - On May 17, 2010, DARA BioSciences issued a press release announcing that it had commenced an underwritten public offering of $10 million of units comprised of shares of common stock and warrants. DARA has decided to indefinitely suspend the offering, effective immediately. Several important factors have influenced this decision. Principally, SurgiVision, Inc, of which DARA is the second largest shareholder after Boston Scientific Corporation (BSX), announced it had received clearance from the Food and Drug Administration (FDA) to market its ClearView System. On June 16, 2010 SurgiVision filed an Amendment to its S-1 Registration Statement containing additional information regarding its planned Initial Public Offering (IPO). In addition, high value licensing transactions in the pharmaceutical industry have accelerated with deals being consummated at earlier stages of development with significant upfront payments. The Board of Directors, management, and company advisors have concluded that given these positive developments and uncertain and volatile market conditions, raising capital at this time would pose unwarranted dilution to our shareholders.

About DARA BioSciences, Inc.

DARA BioSciences, Inc. is a Raleigh, North Carolina based biopharmaceutical company that acquires promising therapeutic candidates and develops them through proof of concept in humans for subsequent sale or out-licensing to larger pharmaceutical companies. Presently DARA has two drug candidates with cleared IND (Investigational New Drug) Applications from the United States FDA. The Company has a pipeline of diverse drug candidates at various stages of development, with 82 granted patents and 56 pending applications (U.S. and foreign). The first drug candidate KRN5500 has successfully completed a Phase 2 clinical trial treating cancer patients for neuropathic pain. KRN5500 met its primary endpoint and was statistically significantly (p=0.03) better than placebo. A second Phase 2 clinical trial is planned to start during the second half of 2010. The second drug candidate DB959 is a highly selective, non-thiazolidinedione (TZD), first-in-class dual PPAR (peroxisome proliferator activated receptor) delta/gamma agonist in development for type 2 diabetes. A Phase 1 clinical study for DB959 is underway and the Company plans to announce results in the second half of 2010. In addition, DARA owns CPT-1 inhibitors intended for topical application for patients with psoriasis, a library of DDPIV inhibitors and a diverse library of approximately 1800 PPAR agonists of various molecular modalities. PPAR receptors are found throughout the human body and recent publications report that PPAR agonists may be useful in the treatment of Alzheimer’s disease, cystic fibrosis, liver disease, and a variety of autoimmune diseases. Because its diverse PPAR library has the potential to address the unmet medical needs of these diseases, the Company plans to explore several of these indications.

For more information please contact the Company at 919-872-5578 or visit our web site at http://www.darabio.com.

All statements in this news release that are not historical are forward-looking statements within the meaning of the Securities Exchange Act of 1934 as amended. Such forward looking statements are subject to factors that could cause actual results to differ materially for DARA from those projected. Those factors include risks and uncertainties risks and uncertainties relating to DARA’s ability to develop and bring new products to market as anticipated, the current regulatory environment in which the company develops and sells its products, the market acceptance of those products, dependence on partners, successful performance under collaborative and other commercial agreements, competition, the strength of DARA’s intellectual property, the intellectual property of others, and other risk factors identified in the documents DARA has filed, or will file, with the Securities and Exchange Commission. Copies of DARA’s filings with the SEC may be obtained from the SEC Internet site at http://www.sec.gov. DARA expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in DARA’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based. DARA BioSciences and the DARA logo are trademarks of DARA BioSciences, Inc.

CONTACT: Cameron Associates, Inc.

Kevin McGrath

212.245.4577

Kevin@cameronassoc.com